UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

(Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

South Dakota Soybean Processors, LLC
100 Caspian Avenue, P.O. Box 500
Volga, South Dakota 57071

NOTICE OF ANNUAL MEETING OF MEMBERS
TO BE HELD ON
JUNE 21, 2011
Registration and Supper: 6 p.m.  -  Meeting: 7 p.m.

Members of South Dakota Soybean Processors, LLC:

Notice is hereby given that the Annual Meeting of Members of South Dakota Soybean Processors, LLC (the “Company,” “we,” “us” or “our”) will be held on June 21, 2011 at the Sioux Valley Middle School Gym, located at 200 Hansina Ave., Volga, South Dakota, 57071. Registration and supper will begin at 6:00 p.m. (CDT).  The Annual Meeting will commence at approximately 7:00 p.m. (CDT) for the purpose of taking the following actions:

1.	Receiving the report of management on the business of the Company and the Company’s audited financial statements for the fiscal year ended December 31, 2010;

2.	Electing seven members of the board of managers from the following nominees; and

District 1	—	Kent Howell; Bob Rochel
District 2	—	Ron Gorder
District 3	—	Paul Dummer
District 4	—	Peter Kontz
District 5	—	Robert Nelsen
District 6	—	Jerome Jerzak
District 7	—	David Driessen

3.	To transact such other business as may properly come before the meeting and at any and all adjournments thereof.

Only those members of record on May 1, 2011 are entitled to notice of and to vote in person at the Annual Meeting and any adjournments thereof.  The Information Statement which accompanies this notice contains additional information regarding the proposal to be considered at the Meeting and members are encouraged to read it in its entirety.

All members are cordially invited and encouraged to attend the Annual Meeting and to cast your membership vote in person. Your attendance at the Annual Meeting is important to help assure the presence of a quorum at the Annual Meeting.  If you have any questions regarding the Information Statement, please call us at (605) 627-6100.

BY ORDER OF THE BOARD OF MANAGERS
/s/ Ron Gorder Ronald J. Gorder
President of the Board of Managers
Volga, South Dakota

May 2, 2011

EACH MEMBER IS STRONGLY URGED TO ATTEND THE ANNUAL MEETING IN ORDER TO VOTE.  WE ARE NOT ASKING YOU FOR A PROXY OR A BALLOT, AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR BALLOT.

Important Notice Regarding The Availability of Information Materials For The Annual Meeting To Be Held June 21, 2011.  The meeting information is available at www.sdsbp.com, then clicking “Investor Relations” and “2011 Annual Meeting.”

South Dakota Soybean Processors, LLC
100 Caspian Avenue, P. O. Box 500
Volga, South Dakota 57071

INFORMATION STATEMENT
ANNUAL MEETING OF MEMBERS
JUNE 21, 2011
  Registration and Supper – 6 p.m.   •  Meeting – 7 p.m.

VOTING INFORMATION

You may only cast your membership vote by attending the Annual Meeting of Members of South Dakota Soybean Processors, LLC (hereinafter referred to as “we” “us,” “our” or the “Company”) to be held at 7:00 p.m. on June 21, 2011, at the Sioux Valley Middle School Gym, located at 200 Hansina Ave., Volga, South Dakota, or at any adjournment thereof. We will begin registration and serve supper at 6 p.m. (CDT), followed by the meeting starting at 7 p.m. (CDT).

Outstanding Capital Units and Voting Rights

Members of record at the close of business on May 1, 2011 are entitled to vote at the Annual Meeting. We had 30,419,000 Class A capital units issued and outstanding on that date, held by 2,196 members.  Ten percent of the first 100 Class A Members present plus five percent of additional Class A Members, or a total of 115 members, represented in person at the meeting, will constitute a quorum at a meeting of the members.

Each member may only cast one vote on each matter coming to a vote of the members, regardless of the number of capital units owned by such member. A more detailed explanation of your voting rights and the procedures for voting at the Annual Meeting can be found below under the “Voting Procedures for Election of Managers.”

Attendance and Voting at the Annual Meeting

You are only entitled to vote at the Annual Meeting by attending the meeting and submitting your vote in person.   We are NOT soliciting or asking for mail-in ballots or proxies in advance of the Annual Meeting, and you are requested not to send us a proxy or a ballot.  We strongly encourage you to attend the Annual Meeting and vote your capital units at the Annual Meeting.

If you have any questions regarding the information in this Information Statement, please call Beverly Kleinjan, at (605) 627-6100.

MATTER TO BE VOTED UPON

ELECTION OF MANAGERS

The principal item for consideration at the 2011 Annual Meeting is the election of seven members of the board of managers (the “board”) to three-year terms.  Each district will elect ONE manager.  The elected managers will serve on the board until the 2014 Annual Meeting.  Petition and other forms nominating the following members have been submitted to the nomination committee of the board and been approved for presentation to the membership:

Name(s)	District	Geographic Area by State and County

Kent Howell; Bob Rochel	District 1	South Dakota : Brookings

Ron Gorder	District 2	South Dakota : Beadle, Brown, Campbell, Clark, Codington, Day, Deuel, Edmunds, Faulk, Grant, Hamlin, Hand, Hughes, Hyde, Kingsbury, McPherson, Marshall, Potter, Roberts, Spink, Sully, Walworth

Paul Dummer	District 3	South Dakota : Aurora, Bon Homme, Brule, Buffalo, Charles Mix, Clay, Davison, Douglas, Hanson, Hutchinson, Jerauld, Lake, McCook, Minor, Sanborn, Turner, Union, Yankton

Peter Kontz	District 4	South Dakota : Lincoln, Minnehaha, Moody

Robert Nelsen	District 5	Minnesota : Cottonwood, Jackson, Murray, Nobles, Pipestone, Rock Iowa : All Counties

Jerome Jerzak	District 6	Minnesota : Lincoln, Lyon, Redwood

David Driessen	District 7	Minnesota : All Other Counties North Dakota : All Counties All Other States

The board has not taken a position on recommending any of the above nominees for election by the members.

Voting Procedures for Election of Managers

Each member is entitled to cast only one vote for each matter to be voted on at the Annual Meeting—regardless of the number of capital units he or she owns. Thus, each member may only vote for ONE board nominee from his or her geographic district, and only members present at the Annual Meeting will be entitled to vote.  Provided that there is a quorum, the person receiving a plurality of the votes cast for his or her geographic district will be elected.

The voting district for individual members is determined by the location of your residence, and members that are partnerships, firms, corporations, unincorporated associations, or cooperatives are included in the district where your principal executive office is located. If your residence or principal executive office is outside South Dakota, Minnesota, Iowa or North Dakota but you have a farming operation in one of those states, then you are assigned to the district in which your farming operation is located. If you do not have a residence, principal executive office, or farming operation in South Dakota, Minnesota, Iowa, or North Dakota, then you are assigned to District 7.

Information About Nominees

The following table sets forth certain information, with respect to the nominees for managers of the Company. The number of capital units beneficially owned by the nominees for managers and the continuing managers is set forth below under “Security Ownership of Certain Beneficial Owners, Management and Nominees.”

Name and Position with Company, if any, Address.	Age	Board Member Since or Prior Board Member	District	Occupation and Background

David Driessen 410 Oscar Ave. N. Canby, MN 56220 Planning Committee	56	2005	7	David has been a farmer for the past 30 years. He is past director of the Canby Farmers Grain Coop. He received his B.A. degree from Southwest State University, Marshall, Minnesota, in 1977.

Paul Dummer 30155 430th Ave. Lesterville, SD 57040 Public Relations Committee	57	2008	3
Paul has been a farmer for the past 27 years. He is a former director of Country Pride Cooperative and Farmers Union Oil Cooperative. He received an Associate’s Degree in Soils from the University of Minnesota –Waseca, Waseca, Minnesota, in 1972, and a Bachelor of Science Degree in Plant Science from South Dakota State University in Brookings, South Dakota, in 1976.

Ronald J. Gorder 19196 471st Ave. Estelline, SD 57234 President; Governance Committee	48	2005	2	Ronald has been a farmer for the past 30 years. He serves as a director of the South Dakota Soybean Association. He attended Concordia College, Moorhead, Minnesota.

Kent Howell 2128 464th Ave. Volga, SD 57071	55	2005 to 2008	1
Kent has been a farmer for the past 35 years. He is a retired firefighter with the Volga Fire Department. He received his B.S. degree in Agriculture from South Dakota State University, Brookings, South Dakota, in 1977.

Jerome L. Jerzak 2873 County Hwy 5 Ivanhoe, MN 56142 Finance/Audit, Governance and Planning Committees	64	2005	6
Jerome has been a farmer for the past 47 years. He is a member of the Minnesota Crop Improvement Association, the Minnesota Soybean Association and the Minnesota Corn Growers, and is a former board member of the Ivanhoe Elevator Cooperative and the Ivanhoe School Board.

Peter Kontz 47084 223rd St. Colman, SD 57017 Public Relations Committee	68	2008; also served from 1998-2007	4
Peter has been a farmer for the past 45 years. He is a member of the South Dakota Cattlemen’s Association (treasurer for four years), South Dakota Corn Growers Association, South Dakota Soybean Association, American Soybean Association, and National Corn Growers Association. He attended the School of Agriculture in Brookings, South Dakota.

Robert Nelsen 1173 280th Ave. Westbrook, MN 56183 Finance/Audit Committee	70	2005; also served from 1995-2004	5
Robert has been a farmer for the past 49 years. He is a state director of the Minnesota Soybean Growers Association and a board member of the Murray County Corn and Soybean Growers. He is also a member of the Lions, VFW and American Legion.

Bob Rochel 48429 S. Dak. Hwy 13 Elkton, SD 57026	61	---	1
Bob has been a farmer for the past 35 years. He is a former director of Elkton Farmers Union Cooperative, serving as president and secretary. He serves as a commissioner on the Brookings County Planning and Zoning Commission. He also serves as advisor to the Brookings County Conservation District, previously serving as supervisor and chairman. He was a member of a group that assisted in securing funds from U.S. Congress for North Central Ag Research Lab, Brookings, South Dakota. He received a B.A. degree in Sociology from South Dakota State University, Brookings, South Dakota, in 1972.

BOARD OF MANAGERS AND COMMITTEES

The table below describes important information about the members of the Board of Managers that are not subject to reelection at the 2011 Annual Meeting and are continuing in office.  Mr. Bryce Loomis has elected not to seek re-election following the expiration of his term.

Name, Address, and Board Position, if any	Age	Board Member Since	Current Term Expiring	Occupation and Background

Paul Barthel 22308 486th Ave. Elkton, SD 57026 Nomination and Planning Committees	42	2007; also served from 1996-2006	2013
Paul has been a farmer for the past 25 years. He is a member of the South Dakota Soybean Association, and the South Dakota Corn Growers. He graduated with a B.S. degree in Ag Business and minor in Agronomy from South Dakota State University, Brookings, South Dakota, in 1992.

Alan Christensen 21056 450th Avenue Arlington, SD 57212-6717 Finance/Audit and Public Relations Committees	56	2006 – present	2012
Alan has been a farmer for the past 35 years. He served as a director on the Executive Board of the South Dakota Pork Producers Council from 2001-2006. He is a member of South Dakota Farm Bureau, South Dakota Soybean Association, and South Dakota Corn Growers Association, and is a former trustee of Trinity Lutheran Church. He received a B.S. degree in Ag Business from South Dakota State University, Brookings, South Dakota, in 1976.

Dean Christopherson 32732 Quine Ave. Worthington, MN 56187 Public Relations Committee	62	2004	2013
Dean has been a farmer for the past 38 years. He is president of Nobles County Farm Bureau and a 4-H leader. He has been active with Associated Milk Producers Inc. and Southwest Farm Management Association. He is a member of First Covenant Church in Worthington, Minnesota. He attended Worthington Community College for two years and the University of Minnesota for one year.

Wayne Enger 2090 180th St. Madison, MN 56256 Secretary; Finance/Audit and Governance Committees	58	2004	2013
Wayne has been a farmer for the past 36 years. He is a former secretary of the State Line Farmers Cooperative Elevator and former board member of the Lac Qui Parle County Soybean Producers. He also served as president and treasurer of the Midwest Cattlemen’s Association and is the former president and financial secretary of the Garfield Lutheran Church Board. He received a B.A. degree in Mathematics and German literature from University of Minnesota-Morris in 1975.

Dan Feige 45974 232nd St. Wentworth, SD 57075-9644 Governance, Nomination and Public Relations Committees	57	2006 – present; also served from 1996 – 2005	2012
Dan has been a farmer for the past 34 years. He is a member of the National Corn Growers Association and the American Soybean Association (ASA). At ASA, he was the past president and biodiesel chairman. He is a former vice president delegate for Associated Milk Producers. He attended the University of South Dakota at Springfield and received an Associate Degree in Diesel Technology with a minor in Education and Business.

Marvin Hope 45886 217th St. Volga, SD 57071 Nomination and Planning Committees	74	2007; also served from 1994-2005	2013
Marvin has been a farmer for the past 51 years. He is a member of the South Dakota Soybean Association, and the American Soybean Association. He belongs to the National Corn Growers Association and the Farm Bureau. He attended the Lutheran Bible Institute, Minneapolis, Minnesota, from 1956 to 1957.

James H. Jepsen 48480 231st St. Flandreau, SD 57028-6631 Governance and Planning Committees	56	2006 – present; also served from 1996-2005	2012
James has been a farmer for the past 35 years. He is the former president of South Dakota Soybean Association. He received an Associate Degree in General Ag from South Dakota State University, Brookings, South Dakota, in 1977.

Robert Nelson 46338 213th St. Volga, SD 57071 Planning Committee	66	2006 – present	2012	Robert has been a farmer for the past 44 years at Nelson Farms, Inc. He received a B.S. degree in Ag from South Dakota State University, Brookings, South Dakota, in 1968.

Maurice Odenbrett 2778 41st St. Fulda, MN 56131 Finance/Audit and Nominations Committees	66	2006 – present; also served from 1995 – 2005	2012	Maurice is a retired farmer. He serves on the St. Gabriel’s Cemetery board.

Randy Tauer 22257 Skyview Ave. Morgan, MN 56266 Planning and Nomination Committees	49	2007	2013
Randy has been a farmer for the past 30 years. He is a member of the Minnesota Soybean Association and the American Soybean Association. He is a former board member of The New Midwest Company, LLC (f/k/a Golden Oval Eggs, LLC), a former SEC reporting company, from 2003 to 2006.  He graduated with a degree in Ag Production from Willmar Vo-Tech, Willmar, Minnesota, in 1982.

Lyle R. Trautman 409 Lakeview St. Lake Benton, MN 56149 Finance/Audit Committee	58	2006 – present; also served from 1996-2005	2012
Lyle has been a farmer for the past 37 years. He is a member of the Lincoln County Soybean and Corn Growers Associations and the Minnesota Soybean and Corn Growers Associations. He is also a member of the Lake Benton City Council. He attended Mankato State College and University of Minnesota, Waseca.

Delbert Tschakert 16150 442nd Ave. Florence, SD 57235 Nomination and Public Relations Committees	56	2007; also served from 1994-2006	2013
Delbert has been a farmer for the past 33 years. He is a member of the South Dakota Soybean Association, the South Dakota Corn Growers Association, and former president of the South Dakota Soybean Association. He received his B.S. degree in Ag Communications and a minor in Economics from South Dakota State University, Brookings, South Dakota, in 1977.

Ardon Wek 43958 288th St. Freeman, SD 57029 Vice-President; Finance/Audit and Governance Committees	53	2007; also served from 1996-2006	2013
Ardon has been a farmer for the past 32 years. He is a member of the South Dakota Corn Growers, and the South Dakota Soybean Association. He graduated with a degree in Architectural Drafting and Building Construction from Mitchell Technical College, Mitchell, South Dakota, in 1978.

Gary Wertish 26416 County Rd. 17 Renville, MN 56284 Finance/Audit and Nomination Committees	60	2006 – present	2012
Gary has been a farmer for the past 40 years. He serves as supervisor of Emmet Township and as a board member of the Renville Volunteer Ambulance Association. He received an Associate Degree in Ag Business from Willmar Area Vocational Technical Institute, Willmar, Minnesota, in 1970.

CORPORATE GOVERNANCE

Board Structure

The board consists of 21 persons representing seven geographical districts. The geographical districts are located primarily in South Dakota and Minnesota and the counties in such states.  The president and chairman of the board does not serve as our chief executive officer or in any management executive position. Also, neither our chief executive officer nor any management personnel serves on the board.

Determination of Manager Independence

The board has considered the independence of the nominees for election at the Annual Meeting and the continuing managers under the Nasdaq Marketplace Rules (“NASDAQ”) (though the Company’s capital units are not listed on any exchange or quotation system). The board has determined that, with the exception of Messrs. Barthel, Christensen, Dummer, Feige, Howell, Jepsen, Jerzak, Kontz, Nelson, Rochel and Tschakert, all of the nominees and continuing managers of the board are independent under NASDAQ’s rules. Messrs. Barthel, Christensen, Dummer, Feige, Howell, Jepsen, Jerzak, Kontz, Nelson, Rochel and Tschakert are not considered independent because each received from the Company over $120,000 for the sale and delivery of soybeans to the Company within any of the preceding three years.

Committees of the Board of Managers and Committee Independence

The board has the following committees: finance/audit committee, nomination committee, governance committee, public relations committee, and planning committee. The board does not have a standing compensation committee because of the Company’s small size and management structure which the board believes reduces the need for such committee; instead, the governance committee and the entire 21 members of the board participate in the consideration of executive officer and manager compensation.  The composition and function of the committees of the board are set forth below.

              Finance/Audit Committee. The finance/audit committee acts under an audit committee charter. The audit committee charter, a copy of which is available on the Company’s website, is used by the audit committee to guide its activities.  The current members of the audit committee are Maurice Odenbrett, who serves as the chairman of the committee, Alan Christensen, Wayne Enger, Jerome Jerzak, Robert E Nelsen, Lyle Trautman, Ardon Wek and Gary Wertish. Because our board members are generally farmers, as is common for producer-based agricultural entities, we do not have an audit committee financial expert serving on our finance/audit committee.  Our finance/audit committee is exempt from the independence listing standards because our capital units are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, we believe that, with the exception of Messrs. Christensen, Jerzak, and Wek, all of the members of the finance/audit committee are independent within the meaning of  Nasdaq Marketplace Rules. Messrs. Christensen, Jerzak and Wek are not independent because each received payment from the Company for the sale and delivery of soybeans to the Company or for the purchase of product from the Company’s subsidiary within any of the three preceding years. The finance/audit committee held 11 meetings during the fiscal year ended December 31, 2010.

Nomination Committee. The nomination committee acts under a nomination committee charter that is available for review on our website at http://www.sdsbp.com under “About SDSP,” “Board of Managers.”  The members of the nomination committee for the 2011 Annual Meeting were Paul Barthel, who serves as the chairman of the committee, Dan Feige, Marvin Hope, Maurice Odenbrett, Randy Tauer, Delbert Tschakert and Gary Wertish.  New members of the nomination committee are selected each year and will be appointed for purposes of the 2012 Annual Meeting.  The nomination committee reviews the nomination petition forms submitted by members and searches for and contacts potential nominees for positions on the board.  We believe that, with the exception of Messrs. Barthel, Feige and Tschakert, the members of the nomination committee are independent within the meaning of Nasdaq Marketplace Rules. Messrs. Barthel, Feige and Tschakert are not independent because each received from the Company over $120,000 for the sale and delivery of soybeans to the Company or for the purchase of product from the Company’s subsidiary within any of the three preceding years. The nomination committee held two meetings in 2010 and through March 31, 2011.

Governance Committee. The governance committee assists the board in the supervision of the chief executive officer and chief financial officer, including the review of their performance and compensation package, reviews legal issues and responsibilities of the Company, and provides for future planning of the Company. The current members of the governance committee are Ron Gorder, who serves as chairman of the committee, Wayne Enger, Dan Feige, Jim Jepsen, Jerome Jerzak, and Ardon Wek. The governance committee held 11 meetings during the fiscal year ended December 31, 2010.

Planning Committee. The planning committee assists the board and our management in capital planning, budgeting and growth of the Company. The current members of the planning committee are Bryce Loomis, who serves as chairman of the committee, Paul Barthel, David Driessen, Marvin Hope, Jim Jepsen, Robert Nelson and Randy Tauer. The planning committee held three meetings during the fiscal year ended December 31, 2010.

Public Relations Committee.   The public relations committee assists the board and our management in communicating with the local community and public at large, as well as assists in the planning of annual and special meetings of members.  The current members of the public relations committee are Dan Feige, who serves as chairman of the committee, Dean Christopherson, Paul Dummer, Peter Kontz,  and Delbert Tschakert.  The public relations committee held 12 meetings during the fiscal year ended December 31, 2010.

Board Attendance at Board, Committee and Annual Member Members

The board held 14 regularly scheduled meetings during the fiscal year ended December 31, 2010.  Each manager, with the exception of Dan Feige and Randy Tauer, attended at least 75% of the meetings of the board during the fiscal year ended 2010. Each manager, with the exception of Paul Barthel, Dan Feige, Randy Tauer Delbert Tschakert and Gary Wertish, attended at least 75% of the committee meetings of which each was a member during the fiscal year ended 2010. The Company does not have a formal attendance policy for the annual meeting; however, we encourage all board members to attend the annual meeting of members. All board members, except Robert Nelsen, attended the annual meeting of members in 2010.

Board Nomination

Criteria for Nomination to the Board. The nomination committee is responsible for identifying, evaluating and approving qualified candidates for nomination as managers. The committee has not adopted minimum qualifications that nominees must meet in order for the committee to recommend them to the board. Rather, the committee evaluates each prospective nominee against general standards and qualifications, including their:

•	experience in the Company’s core business or ancillary markets;
•	ability to represent the interests of the members of the Company;
•	standards of integrity, commitment and independence of thought and judgment; and
•	ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties.

The committee also considers other relevant factors as it deems appropriate, including:

•	the current composition of the board, and the extent to which the prospective nominee would contribute to the board’s diversity in terms of talent, skill, knowledge, and expertise; and
•	the evaluations of other prospective nominees.

 While we do not have a formal policy regarding the consideration of candidates to the board recommended by the members, members are permitted and encouraged each year to recommend a prospective nominee to the board by sending a letter to the attention of the nomination committee. In addition, our operating agreement requires all board members to be members or a representative owner of a member in the Company, which in effect causes members generally to nominate to the board other members of the Company or causes members of the Company to submit nomination on behalf of themselves.

Process for Identifying and Evaluating Nominees

To be nominated for election to the board at an annual meeting, nominations are required to be submitted in writing to our office, P.O. Box 500, 100 Caspian Ave., Volga, South Dakota 57071-0500.  Nominations are required to be submitted no earlier than January 1 and no later than March 31 of each year.  The letter may include whatever supporting material the member considers appropriate.  A member who is himself or herself interested in being considered for nomination to the board is required to fill out a questionnaire and return the questionnaire to the nomination committee no earlier than January 1 and no later than March 31 of each year.

Once the committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to or known by the committee, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the following factors:

•	the need for additional board members to fill vacancies or expand the size of the board; and
•	the likelihood that the prospective nominee can satisfy the evaluation factors described above.

If the committee determines (in consultation with the other managers as appropriate) that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience. The committee then evaluates the prospective nominee against the standards and qualifications it determines are relevant.  After completing this evaluation, the committee determines whether or not a nominee should be presented for election by the members.

 Board Nominees for the 2011 Annual Meeting

The nomination committee selected the eight nominees--David Driessen, Paul Dummer, Ron Gorder, Kent Howell, Jerome Jerzak, Peter Kontz, Robert Nelsen and Bob Rochel--for the 2011 Annual Meeting of Members. Messrs. Driessen, Dummer, Gorder, Kontz, Howell, Jerzak, Kontz, and Nelsen were selected because, as existing or prior board members of the Company, each has valuable knowledge and experience about the Company’s business and operations. Each nominee also was selected because each is an agriculture producer, which provides the Company with valuable industry information about the soybean and farming industry. In addition, Messrs. Driessen, Gorder, Jerzak, Nelsen and Rochel were selected because each has served in leadership or director roles with local cooperatives, state soybean trade associations or similar organizations. For purposes of the 2011 Annual Meeting, all of the selected nominees are members of the Company who submitted nomination petitions on behalf of themselves.

Family Relationships Between Board Members, Executive Officers, or Nominees

No family relationships exist between any of the managers of the Board, officer, key employee, or nominee of the Company.

Communications with the Board

Members and other parties interested in communicating directly with the board, or to an individual member of the board, may do so in writing to the board or to an individual member of the board. Communications should be addressed to: The name of the individual board member, or the board of managers, South Dakota Soybean Processors, LLC, 100 Caspian Avenue, P.O. Box 500, Volga, South Dakota 57071.

Code of Ethics

Our board has adopted a Code of Ethics that applies to our officers, including our chief executive officer and chief financial officer. A copy of the Code of Ethics can be obtained, without charge, by writing to the Company at the following address:

South Dakota Soybean Processors, LLC
100 Caspian Avenue, PO Box 500
Volga, South Dakota 57071

 Amendments and modifications to, and waivers of, the Code of Ethics will be promptly disclosed by the Company, to the extent required under the Exchange Act, on a current report on Form 8-K.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF MANAGERS

The Finance/Audit Committee oversees our accounting and financial reporting process and assists the Board in fulfilling its oversight responsibilities.  Our management has the primary responsibility for the financial statements and the reporting process.  Our independent auditor, Eide Bailly LLP, is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles.  The Finance/Audit Committee reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2010.  The Finance/Audit Committee has discussed with Eide Bailly LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, with respect to those statements.  We have reviewed the written disclosures and the letter from Eide Bailly LLP required by Independence Standards Board No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Eide Bailly LLP its independence in connection with its audit of our most recent financial statements.  Based on this review and these discussions, we recommended to the board of managers that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010:

THE FINANCE/AUDIT COMMITTEE
Alan Christensen
Wayne Enger
Jerome Jerzak
Robert Nelsen
Maurice Odenbrett
Lyle Trautman
Ardon Wek
Gary Wertish

INDEPENDENT ACCOUNTANTS

 Eide Bailly LLP, independent certified accountants, served as our independent registered accounting firm for the fiscal years ended December 31, 2010 and December 31, 2009.  Representatives of Eide Bailly are not expected to be present at the 2011 Annual Meeting of Members. The fees paid in 2010 and 2009 are as follows:

Fees for Fiscal Year Ended December 31, 2010:

Audit Fees.   Eide Bailly LLP billed a total amount of $67,000 for professional services rendered for the audit of the Company’s various annual financial statements for the fiscal year ended December 31, 2010, and the reviews of the financial statements included in the Company’s Form 10-Qs for the fiscal year ended December 31, 2010.

Audit Related Fees.   Eide Bailly LLP billed us a total of $750 for attending the 2010 annual meeting of members and assisting in explaining the audit of the Company’s various financial statements for the fiscal year ended December 31, 2010.

Tax Fees.    Eide Bailly LLP billed a total amount of $27,800 for professional tax services for the fiscal year ended December 31, 2010.

All Other Fees.   Eide Bailly LLP did not render any other services for which fees were paid for services rendered in connection with other matters requested by the Company during the fiscal year ended December 31, 2010.

Fees for Fiscal Year Ended December 31, 2009:

Audit Fees.   Eide Bailly LLP  billed a total amount of $76,000 for professional services rendered for the audit of the Company’s various annual financial statements for the fiscal year ended December 31, 2009, and the reviews of the financial statements included in the Company’s Form 10-Qs for the fiscal year ended December 31, 2009.

Audit Related Fees.   Eide Bailly LLP billed a total amount of $10,000 for internal control review services relating to the Sarbanes Oxley Act during the fiscal year ended December 31, 2009.

Tax Fees.    Eide Bailly LLP billed a total amount of $21,380 for professional tax services for the fiscal year ended December 31, 2009.

All Other Fees.   Eide Bailly LLP did not render any other services for which fees were paid for services rendered in connection with other matters requested by the Company during the fiscal year ended December 31, 2009.

Audit Committee Pre-Approval Policies

The finance/audit committee charter provides that the finance/audit committee shall approve in advance any fees related to non-audit services.  Accordingly, our auditor submits to the finance/audit committee a notice of services proposed to be provided and the associated fees prior to the provision of any non-audit services.  During 2010, all such non-audit fees were pre-approved by the finance/audit committee.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Biographies of Executive Officers

The following individuals serve as our executive officers in the capacities listed. These officers serve at the discretion of the board and can be terminated without notice.

Name	Age	Position

Thomas J. Kersting	48	Chief Executive Officer
Mark Hyde	37	Chief Financial Officer

Thomas J. Kersting, Chief Executive Officer. Tom has served as the chief executive officer since March 28, 2011. As chief executive officer, he is responsible for the entire operations of the Company.  Prior to serving as the chief executive officer, he served as commercial manager of the Company from 1998 to 2011 and as procurement manager from 1996 to 1998. He graduated from the University of Minnesota’s College of Agriculture with a B.S. in Agricultural Business Administration with an emphasis in operations management. He is a licensed commodity broker and a former director of the National Oilseed Processors Association.

Mark Hyde, CPA, Chief Financial Officer. Mark has served as the chief financial officer since November 1, 2010.  He is responsible for all financial, accounting and reporting obligations of the Company. Prior to becoming chief financial officer, he served as corporate controller of the Company from 2003 to 2010.  Prior to this, he was employed as a senior associate with Eide Bailly LLP, in Sioux Falls, South Dakota. He graduated from the University of South Dakota with a B.S. in Business Administration, and from the University of Denver with a Masters of Accounting.

Summary Compensation Table

The tables below summarize the total compensation paid or earned for services in all capacities during fiscal year 2010 and 2009 for (i) Rodney Christianson, who served as our chief executive officer in fiscal years 2010 and 2009; (ii) Tom Kersting who served as our commercial manager in fiscal years 2010 and 2009; and (iii) Mark Hyde, who served as our corporate controller in 2010 (through November 1, 2010) and 2009, becoming the chief financial officer on November 1, 2010 (together “Named Executive Officers” or “NEOs”).  There were no other executive officers, or employees acting in similar capacity, in fiscal years 2010 or 2009.

Name and principal Position	Year	Salary* ($)	Bonus* ($)		Stock Awards* ($)	All Other* Compensation ($)	Total ($)
Tom Kersting	2010	$201,000	$	__	$(3,802)	$2,696	$199,894
Chief Executive Officer(1)	2009	$195,000		$—	$(11,591)	$6,500	$189,985

Mark Hyde	2010	$96,500	$	__	NA	$3,473	$99,973
Chief Financial Officer(2)	2009	$92,000	$	__	NA	$3,300	$95,303

Rodney Christianson	2010	$345,833	$	__	$(8,606)	$11,701	$348,928
Chief Executive Officer(3)	2009	$345,833	$	__	$(26,241)	$11,701	$308,377

(1) Mr. Kersting became chief executive officer  on March 28, 2011, formerly serving as commercial manager of the Company from 1998 to March 28, 2011. Thus, his compensation in 2010 and 2009 is based on his position as commercial manager.  His compensation as chief executive officer will be the same as his compensation as commercial manager and in accordance with the terms and conditions of his employment arrangement with the Company prior to becoming chief executive officer.

(2)  Mr. Hyde became chief financial officer on November 1, 2010, formerly serving as corporate controller of the Company for almost all of 2010 and all of 2009. Thus, his compensation in 2009 and almost all of 2010 is based on his position as corporate controller.

(3) Mr. Christianson served as chief executive officer from 1996 to March 28, 2011, voluntarily resigning from the Company on March 28, 2011.

* See “Base Salaries,” “Bonus,” “Stock Awards,” and “All Other Compensation” below for further information.

Employment Arrangements and Compensation with Named Executive Officers

Rodney Christianson served as our chief executive officer from 1996 to March 28, 2011. He was employed under an employment agreement dated February 1, 2008. Neither Mr. Kersting nor Mr. Hyde has employment agreements with us and each is employed at will by the Company.

 Base Salaries

Base salaries for our NEOs are determined based on individual responsibilities and duties, performance and experience.  Mr. Christianson’s salary was determined and set forth under his employment agreement, which is no longer in effect. Under this agreement, Mr. Christianson’s base salary at the beginning of 2009 was $300,000 and increased to $325,000 on February 1, 2009. In 2010, his salary increased to $350,000 and was to be the same in 2011. Increases in salary, bonus, and other benefits to other NEOs are reviewed annually and approved by the board based on recommendations from the chief executive officer . Mr. Kersting’s base salary as chief executive officer is the same as his base salary when he served as commercial manager in 2010.

Bonus

Annual incentive compensation in the form of a bonus is made to all full-time employees, including NEOs, under an employee profit-sharing program approved by the board.  Under the annual incentive program, a cash bonus is made to NEOs if and only to the extent that the Company is profitable, based on the Company’s defined net income at the end of the fiscal year. Net income under Rodney Christianson’s previous employment agreement was defined as consolidated net income according to our audited consolidated financial statements, excluding any income or expense that is considered extraordinary and not arising in the ordinary course of business.  As chief executive officer, Rodney was entitled to a bonus of 1/2 of 1% of our annual net income in excess of $2 million (before taxes and member distributions on net income) if our annual net income is between $2 million and $5 million, 1% of our net income in excess of $2 million if our annual net income is greater than $5 million, plus an additional 1% of the amount of net income in excess of $7.5 million.  Net income in 2009 for purposes of Mr. Christianson’s bonus calculation was $3.69 million; however, Mr. Christianson elected not to receive this bonus. In 2010, there was insufficient net income to qualify Mr. Christianson for a bonus.

 For other NEOs, the specific percentage awarded is based on a formula and an evaluation by the chief executive officer, who takes into account current base salary level, level of responsibility and the impact of the NEO’s position on profits. Specifically, if net income exceeds $2 million at the end of the year, an aggregate amount, or pool, is set aside for distribution based on the following formula:  [Net Income -$2 million] * 4%. Net income for purposes of this calculation is defined as non-consolidated net income according to our audited financial statements, excluding any income or expense that is considered extraordinary and not arising in the ordinary course of business.   In 2009 and 2010, net income was insufficient for purposes of calculating other employees’ incentive bonus pool.

Stock Awards

Mr. Kersting has, and Mr. Christianson had prior to his voluntary resignation, a non-qualified deferred plan that awards “phantom” capital units.  The awarded phantom capital units, which are fully vested as of the day of their report, are valued annually based on fair market value of the Company’s securities at the end of the year, compared to the prior year.  If the value of the capital units at the end of the year is less than the value compared to the prior year, it results in a negative value, decreasing the cash amount potentially awarded to the recipient upon payment. In contrast, if the value of the capital units at the end of the year is greater than the value compared to the prior year, it results in a positive value, increasing the cash amount potentially awarded to the recipient upon payment. Upon termination of employment or such person’s 65th birthday, we are required to pay an amount equal to the fair market value of the participant’s total vested phantom units in five annual, substantially equal installments.

All Other Compensation

Other compensation provided to our NEOs includes such things as deferred contribution plans, life insurance premiums, and, solely for our chief executive officer, certain perquisites.  We also provide to our NEOs other benefits such as medical coverage to the same extent as such benefits are provided to our other employees and dental coverage.  These benefits are intended to make our NEOs more efficient and effective and provide for their health and well being. The Board reviews these other benefits to confirm that they are reasonable and competitive in light of the overall goal of designing the compensation program to attract and retain talent while maximizing the interests of our members.

Defined Contribution Plans

We provide the NEOs and all employees of the Company a tax-qualified 401(k) plan of the Internal Revenue Code.  We match 50% of all full-time employees’ contributed earnings, up to a maximum contribution of three percent.

Life Insurance Premiums

We pay premiums for basic term life insurance, and accidental and disability insurance policies for all NEOs.

Perquisites

We provide to our chief executive officer very limited perquisites, primarily the use of a vehicle, which is intended to serve business needs for the benefit of us.  It is understood that some may be used for personal reasons as well. When perquisites are used for personal reasons, the cost of value is imputed to the chief executive officer as income and the chief executive officer is responsible for all applicable taxes.

Changing Control and Severance Benefits

Mr. Christianson’s employment agreement contained benefits relating to termination and change in control.  In the event that Mr. Christianson was terminated from employment from the Company before February 1, 2012 for any reason other than described below, he was entitled to the following benefits:

•
a payment equal to 1.5 times Mr. Christianson’s base salary at the time of termination for a one year period. Payments would be made in 18 equal monthly installments beginning on the first day of the month following termination.

Mr. Christianson was not entitled to the above severance benefit from the Company for any of the following reasons:

•	his death;

•	his disability;

•	termination is for “cause”;

•	his voluntarily resignation (Mr. Christianson resigned on March 28, 2011);

•	the Company has ceased all business activities, become insolvent and/or has filed a voluntary petition in bankruptcy, or has had filed against it an involuntary petition in bankruptcy;

•	he became employed in a similar position by a successor company that has purchased substantially all of the assets of Company, and

•	The Company was merged into another company and he is retained by the surviving company in a similar position.

“For cause” under the employment agreement meant:

•	confession or conviction of theft, fraud, embezzlement, or any other crime involving dishonesty with respect to the Company;

•	excessive absenteeism (other than by reason of physical injury, disease, or mental illness) without reasonable cause;

•	act or omission constituting a material breach of any provision of this employment agreement;

•	habitual and material negligence in the performance of his duties;

•	abusing, misusing or destroying the Company’s property or the property of customers or other employees;

•	making or publishing false, vicious or malicious statements concerning employer, its operations, employees or members of the Board of Managers;

•	habitually reporting for work under the influence of intoxicants or drugs; and

•	intentional violation of any law directly impacting the Company’s business.

Mr. Christianson voluntary resigned from the Company on March 28, 2011 and, therefore, did not receive the severance benefit to which he would have been entitled under his employment agreement based on the conditions described above.  In addition, neither Messrs. Kersting nor Hyde is entitled to the severance benefit or similar benefit previously owed to Mr. Christianson while he was chief executive officer, upon their termination of employment with the Company.

BOARD OF MANAGERS’ COMPENSATION

For their services on the board of managers of the Company, an individual receives compensation shown in the following table and explained in the accompanying notes. No employees serve on the board.

Name	Fees Earned or Paid in Cash See Note 1	Total ($ )
Paul Barthel	$3,325	$3,325
Alan Christensen	$3,500	$3,500
Dean Christopherson	$3,325	$3,325
David Driessen	$3,650	$3,650
Paul Dummer	$3,400	$3,400
Wayne Enger	$3,725	$3,725
Dan Feige	$2,900	$2,900
Ron Gorder	$3,975	$3,975
Marvin Hope	$3,325	$3,325
James Jepsen	$3,650	$3,650
Jerome Jerzak	$3,725	$3,725
Peter Kontz	$3,400	$3,400
Bryce Loomis	$3,175	$3,175
Robert E. Nelsen (2)	$5,100	$5,100
Robert Nelson (2)	$5,275	$5,275
Maurice Odenbrett	$4,575	$4,575
Randy Tauer	$3,075	$3,075
Lyle Trautman	$3,075	$3,075
Delbert Tschakert (2)	$5,125	$5,125
Ardon Wek (2)	$7,400	$7,400
Gary Wertish (2)	$4,325	$4,325

(1)
All managers receive a $250 fee for each board or committee meeting or function requiring more than four hours of service, $100 for each board or committee meeting or function requiring less than four hours of service, and $75 for each conference call.   Managers are also reimbursed at current IRS rates for travel incurred for each board and committee meeting or function and when attending other events on behalf of the Company.

(2)	Also includes compensation paid for service on our subsidiary’s (USSC’s) board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND NOMINEES

The following table sets forth the beneficial ownership of our outstanding capital units by our Board members, named executive officers, and nominees as of May 1, 2011.  As of that date, no person beneficially owned more than 5% of our capital units.

Name of Beneficial Owner (1)	Number of Votes Beneficially Owned	Voting Percentage	Number of Capital Units Beneficially Owned	Ownership Percentage
Paul Barthel, Manager	1	*	20,500	*
Alan Christensen, Manager (2)	1	*	34,500	*
Dean Christopherson, Manager (3)	1	*	30,000	*
David Driessen, Manager	1	*	45,000	*
Paul Dummer, Manager (4)	1	*	50,000	*

Name of Beneficial Owner (1)	Number of Votes Beneficially Owned	Voting Percentage	Number of Capital Units Beneficially Owned	Ownership Percentage
Wayne Enger, Manager (5)	1	*	20,000	*
Dan Feige, Manager	1	*	31,500	*
Ronald Gorder, Manager (6)	1	*	86,500	*
Marvin Hope, Manager (7)	1	*	81,000	*
Mark Hyde, Controller	—	—	—	—
James Jepsen, Manager	1	*	35,000	*
Jerome Jerzak, Manager (8)	1	*	22,500	*
Tom Kersting, Commercial Manager	—	—	—	—
Peter Kontz, Manager (9)	1	*	119,000	*
Bryce Loomis, Manager (10)	1	*	40,000	*
Robert Nelsen, Manager	1	*	26,000	*
Robert Nelson, Manager (11)	1	*	8,500	*
Maurice Odenbrett, Manager	1	*	45,000	*
Randy Tauer, Manager	1	*	18,500	*
Lyle Trautman, Manager (12).	1	*	14,500	*
Delbert Tschakert, Manager (13)	1	*	56,000	*
Ardon Wek, Manager (14)	1	*	35,000	*
Gary Wertish, Manager (15)	1	*	191,000	*
Manager and Executive Officers, as a group	21	*	1,010,000	3.32%
 _________
*	Percentage of shares beneficially owned by each owner does not exceed 1% of the class.
(1)	The addresses for each of the individual managers listed are set forth above under “Information About Nominees” and “Board of Managers and Committees.”
(2)	Represents capital units owned jointly with Mr. Christensen’s wife.
(3)	Represents capital units owned jointly with Mr. Christopherson’s wife.
(4)	Includes 32,000 capital units owned of record by Paul and Debra Dummer Living Trust.
(5)	Represents capital units owned by Wayne Enger Revocable Trust of which Wayne Enger is the trustee.
(6)	Represents capital units owned of record by Gorder Dairy Farm of which Mr. Gorder is an owner.
(7)	Represents capital units owned of record by Marvin H. Hope and Lois Hope Trust.
(8)	Represents capital units owned jointly with Mr. Jerzak’s wife.
(9)	Includes 73,000 capital units owned of record by Mr. Kontz’s wife.
(10)	Represents capital units of record by Bryce Loomis Living Trust.
(11)	Represents capital units owned jointly with Mr. Nelson’s wife.
(12)	Represents capital units owned jointly with Mr. Trautman’s wife.
(13)	Includes 21,500 capital units owned of record by Mr. Tschakert’s wife.
(14)	Represents capital units owned jointly with Mr. Wek’s wife.
(15)	Includes 35,000 capital units owned of record by Mr. Wertish’s wife.

The following table sets forth the beneficial ownership of our outstanding capital units by the nominees to the Board that are not currently members of the Board as of May 1, 2011.

Name of Beneficial Owner	Number of Votes Beneficially Owned	Voting Percentage	Number of Capital Units Beneficially Owned	Ownership Percentage
Kent Howell (16)	1	*	80,000	*
Bob Rochel	1	*	18,000	*

* Percentage of shares beneficially owned does not exceed 1% of the class.
(16) Includes capital units owned of record by Howell Farms, Inc of which Mr. Howell is an owner.

RELATED PERSON TRANSACTIONS

Transactions in Fiscal Years 2009 and 2010

Since 2009, we have not entered into any transactions and there are no currently proposed transactions, in which we were or are to be a participant and the amount exceeds $120,000, in which any related person had or will have a direct or indirect interest, except as described in the “Executive Officers and Executive Compensations” section of this information statement or as described below.

In the ordinary course of business, we regularly enter into transactions to purchase soybeans, or through our subsidiary (USSC) sell Soyol, its resin systems or related products. From time to time, we may buy soybeans from related persons on the same basis as we buy soybeans from unrelated parties, or through our subsidiary (USSC) sell Soyol, its resin systems or related products, to related persons on the same basis as selling to unrelated parties. In fiscal year 2010, we purchased soybeans from the following persons and amounts: $143,000 in soybeans from Alan Christensen; $228,000 in soybeans from Kent Howell; $182,000 in soybeans from Jim Jepsen; $176,000 in soybeans from Peter Kontz; $288,000 in soybeans from Robert Nelson and $264,000 in soybeans from Delbert Tschakert. In addition, we sold to Mr. Tschakert’s business, Dakota Soy Foam, Inc., SoyTherm® spray equipment and products for $80,000.  Messrs. Christensen, Jepsen, Kontz, Nelsen and Tschakert are members of our board. Mr. Howell is a nominee to the board of managers for the 2011 annual meeting of members.

In fiscal year 2009, we purchased soybeans from the following persons and amounts: $320,000 in soybeans from Robert Nelson; $178,000 from Delbert Tschakert; $160,000 from Alan Christensen; $190,000 from Dan Feige; $205,000 in soybeans from Kent Howell; $167,000 from Peter Kontz; $642,000 from Jim Jepsen; $183,000 from Jerome Jerzak; $186,196 in soybeans from Robert Rochel.  Messrs. Nelson, Tschakert, Christensen, Feige, Kontz, Jepsen and Jerzak are members of our board. Messrs. Howell and Rochel are nominees to the board of managers for the 2011 annual meeting of members.

Process for Review, Approval or Ratification of Transactions with Related Persons

We do not have any formal policies and procedures for the review, approval or ratification of transactions between individual board members or officers and the Company except as set forth under our operating agreement. Under our operating agreement, all acts of the board are required to be conducted by majority vote of disinterested persons serving on the board. A disinterested person is defined as a person who does not have a financial interest or affiliation in any contract or agreement, or whose family member does not have a financial interest or affiliation. A person who is not disinterested is precluded from voting on the matter at hand unless such agreement or contract is made available to all members of the Company, such as a soybean delivery agreement or transfer of capital units. In 2010, these terms and conditions were fully complied with by all members of the board.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, our directors (managers), executive officers and any persons holding 10% or more of the capital units are required to report their ownership of our capital units and any changes in that ownership to the Securities and Exchange Commission (the “SEC”) and to furnish us with copies of such reports. Specific due dates for these reports have been established and we are required to disclose in this report any failure to file on a timely basis by such persons.  To our knowledge, based solely upon a review of copies of such reports received by us which were filed with the SEC from January 1, 2010 through December 31, 2010, and upon written representations from such persons that no other reports were required, we believe that all reports required to be filed under Section 16(a) have been timely filed with the SEC in 2010.

ANNUAL REPORT

Our Annual Report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended December 31, 2010, is posted on our website at http://www.sdsbp.com   then clicking “Investor Relations”  “2011 Annual Meeting,” and “2010 Annual Report on Form 10-K.”

These annual meeting materials are being delivered pursuant to the Internet Availability of Information Materials rules promulgated by the SEC.  We will provide each member a printed or e-mail copy of the Information Statement and Annual Report on Form 10-K without charge within three business days of receiving a written request.  Members should direct any requests for a printed or e-mail copy of the annual meeting materials as follows: (i) by calling our office at (605) 627-6100 or toll free at (888) 737-7888; (ii) by e-mail to Bev Kleinjan at bev.kleinjan@sdsbp.com ; or iii) by access on our website at http://www.sdsbp.com, by June 1, 2011 to facilitate timely delivery.  We will provide each member a copy of the exhibits to the Annual Report on Form 10-K upon written request and without charge to our members.  The 2010 Annual Report on Form 10-K complete with exhibits and the Information Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the IDEA database available from the SEC’s internet site (www.sec.gov).

MEMBER PROPOSALS

Any member proposal intended to be considered for inclusion in the Information Statement for presentation at the 2012 Annual Meeting of Members must be received by the Company no later than February 15, 2012.  The proposal must be in accordance with the provisions of Item 4 of Schedule 14C promulgated by the SEC under the Exchange Act. It is suggested that the proposal be submitted by certified mail-return receipt requested. Members who intend to present a proposal at the 2012 Annual Meeting of members without including such proposal in the Company’s Information Statement must provide us with notice of such proposal no later than 60 days before the Annual Meeting date.  We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

The board knows of no other matter to be acted upon at the meeting.

BY ORDER OF THE BOARD OF MANAGERS

/s/ Ron Gorder
Ronald Gorder
President of the Board of Managers

May 2, 2011

TO BE CERTAIN THAT YOUR CAPITAL UNITS WILL BE REPRESENTED AT THE 2011
ANNUAL MEETING OF MEMBERS, WE URGE YOU TO ATTEND THE MEETING AND TO
VOTE YOUR CAPITAL UNITS.